FIFTH AMENDMENT TO PARTICIPATION AGREEMENT

This FIFTH Amendment TO PARTICIPATION AGREEMENT (the “Amendment”) is entered into and effective this 16th day of January 2013 (the “Effective Date”).

Between:

•	ZaZa Energy Corporation (“ZaZa”); and

•	Range Texas Production, LLC (“Range”).

ZaZa and Range may be referred to in this Amendment individually as a “Party” and collectively as the “Parties.”  All other capitalized terms not defined in this Amendment shall have the meaning given to them in the Agreement (defined below).

WHEREAS:

•	ZaZa and Range are parties to a Participation Agreement (the “Agreement”) dated March 28, 2012, but with an effective date of March 01, 2012, as amended; and

•	ZaZa and Range desire to amend the Agreement.

Now the Parties hereby agree as follows:

1.	With effect on and from the Effective Date, the penultimate sentence of Paragraph 3.1 shall be deleted in its entirety and replaced with the following:

▪

“If, prior to (i) reaching the Minimum Required Depth, (ii) the Minimum Required Lateral Length, or (iii) initiating sales of oil and/or gas from the Commitment Well, the Commitment Well must be abandoned due to mechanical difficulties, waterflow, loss of circulation, excessive pressure, cavities, caprock, salt or salt dome material, heaving shale or other practically impenetrable conditions which would, in the opinion of a reasonably prudent operator, render further drilling impractical, then ZaZa may, but not later than one hundred and eighty (180) calendar days after January 16, 2013, at its option commence the drilling of a substitute for the Commitment Well on lands covered solely by the Leases, which location shall be proposed by ZaZa to Range (and Range’s approval of such well shall not be unreasonably withheld), in a bona fide effort to reach the Minimum Required Depth and Minimum Required Lateral Length, or a mutually agreeable depth and lateral length (the “Substitute Well”), and such Substitute Well shall, for all purposes, be considered the Commitment Well.  In addition to timely commencing drilling operations on the Substitute Well, ZaZa may, not later than sixty (60) calendar days after January 16, 2013, at its option commence re-completion operations at the Commitment Well with reasonable prudence and diligence in a bona fide attempt to complete the Commitment Well as a vertical well in the lower cretaceous carbonates (the “Re-entry Well”).    Failure by ZaZa to timely re-enter the Re-entry Well and commence drilling operations on the Substitute Well will result in the remedy provided for in Paragraph 3.4”

2.	With effect on and from the Effective Date, the following shall be added after the last sentence of Paragraph 3.1:

▪

“In the event that ZaZa has only failed to initiate sales of oil and/or gas from the Commitment Well, it will not be required to provide the logs listed in this Paragraph 3.1 or the reasonably available well data on Exhibit C (the “Technical Data”) in order to reach the Earning Point.”

3.	With effect on and from the Effective Date, Paragraph 3.2(a) shall be deleted in its entirety and replaced with the following:

▪

“3.2  (a) The actual costs of drilling the Commitment Well,  Substitute Well, or Re-entry Well, including, but not limited to, any Lease extensions, shall be disproportionally borne 100% by ZaZa up to and until ZaZa has made a bona fide attempt to re-enter and complete the Re-entry Well and drilled, completed, installed all facilities reasonably necessary to produce oil and/or gas from the Commitment Well or Substitute Well, and actually initiated sales of oil and/or gas from either the Commitment Well or Substitute Well (the “Earning Point”).  For the avoidance of doubt, the Earning Point cannot be reached by establishing production of oil and/or gas from the Re-entry Well and production of oil and/or gas from the Re-entry Well is not a requirement to reach the Earning Point.  Upon reaching the Earning Point in the Commitment Well, (i) the disproportionate spend shall cease, (ii) ZaZa will retain all its Interest, and (iii) the participating Parties shall share all actual costs in proportion to the Parties Working Interest.  Upon reaching the Earning Point in a Substitute Well, the disproportionate spend shall cease and Range shall, within no more than fifteen (15) calendar days from its receipt of written notice from ZaZa that  the Earning Point has been reached, exercise its option to participate in the Substitute Well or go non-consent.  If Range timely exercises its election to participate in the Substitute Well, it will (x) reimburse ZaZa, within no more than sixty (60) calendar days, its 25.00% pro-rata share of all expenses, including, but not limited to, drilling and completion costs, associated with the Substitute Well and the extension costs of the Leases, (y) ZaZa shall retain all its Interest, and (z) the participating Parties shall share all actual costs in proportion to the Parties Working Interest; provided, however, that if Range does not timely exercise its option to participate in the Substitute Well or goes non-consent, ZaZa shall retain 100% of the Working Interest in the Substitute Well, subject to the terms and conditions of the JOA.  In either case, if the Earning Point has been met, ZaZa shall not be subject to the remedy provided for in Paragraph 3.4”

4.	With effect on and from the Effective Date, the last sentence of Paragraph 3.3 shall be deleted in its entirety and replaced with the following:

▪	“Subject to Paragraph 3.2(a), any such costs incurred after the Earning Point shall be borne by the participating Parties in proportion to their interest, 75.00% by ZaZa and 25.00% by Range.”

5.	With effect on and from the Effective Date, Paragraph 3.4 shall be deleted in its entirety and replaced with the following:

▪

“It is understood that if ZaZa fails to: (i) commence operations on the Commitment Well on or before December 1, 2012; (ii) timely commence the re-entry of the Re-entry Well and the drilling of the Substitute Well as provided by Paragraph 3.1; or (iii) reach the Earning Point by September 1, 2013, then ZaZa shall assign or re-assign to Range an undivided 25% interest in the Leases using an assignment with ZaZa as assignor and Range as assignee substantively identical to the form of assignment attached as Exhibit

B, and will execute any and all documents reasonably required to transfer to Range the status of operator of the Leases. Any proposal to drill a well on the Leases after July 1, 2012 that is not a Substitute Well or the Re-entry Well shall be drilled on a non-promoted basis and drilled pursuant to the terms of the JOA described in Paragraph 6.1 below.”

6.	With effect on and from the Effective Date, Paragraph 4.1 shall be deleted in its entirety and replaced with the following:

▪

“4.1            Subject to Paragraph 3.2(a): (i) Range, its successors and assigns, will have a 25.00% carried Working Interest up to the Earning Point in the Commitment Well, Re-entry Well, and Substitute Well where Range exercises its election to participate, drilled in the Stayin' Alive Area detailed in the attached Exhibit F; and (ii) Range’s carried working interest shall be free of all costs and expenses whatsoever incurred prior to the Earning Point in the Commitment Well, or Substitute Well.

The carried working interest reserved by Range shall be proportionately reduced in the event the Parties’ interest in the Leases is less than 100% of the fee mineral estate in the a Commitment Well, Re-entry Well or Substitute Well.  If the Commitment Well, Re-Entry or Substitute Well includes acreage in which Range owns less than 100% of the fee mineral estate interest and Range is subject to proportionate reduction, then Range shall participate in subsequent wells with a carried Working Interest being the equivalent of 100% less Range’s interest in the Commitment Well, Re-Entry Well or Substitute Well, until the Earning Point has been reached.”

7.	With effect on and from the Effective Date, the following Paragraph 9.14 shall be added to the Agreement:

▪

“9.14            ZaZa agrees to share well data with Range from its Commodore A-1 well located in Walker County, Texas subject to the parties first entering into a mutually agreed upon confidentiality agreement covering such data.”

8.	Except as explicitly provided for in this Amendment, the Agreement shall remain in full force and effect and all other terms and conditions of the Agreement shall remain unchanged.

9.	This Amendment may be executed by the Parties in identical counterparts, which, once executed, shall be deemed to constitute a unitary, original document.

10.	This Amendment is binding on the Parties, their successors, and assigns.

[Signature page to follow]

IN WITNESS of their agreement, the Parties have caused their duly authorized representatives to execute this Amendment on the date below, but effective as of the Effective Date.

ZAZA ENERGY CORPORATION	RANGE TEXAS PRODUCTION, LLC
Signature:	Signature:
Name:	Name: D. Neal Harrington
Title:	Title: Vice President – Land
Date:	Date: